Exhibit 99.1

Green Plains Partners Increases Quarterly Distribution
OMAHA, Neb., October 20, 2022 (GLOBE NEWSWIRE) – Green Plains Partners LP (NASDAQ:GPP) today announced that the Board of Directors of its general partner declared a quarterly cash distribution of $0.455 per unit on all of its outstanding common units for the third quarter of 2022, or $1.82 per unit on an annualized basis. The increase over the previous quarterly distribution of $0.45 per unit is the fifth consecutive increase. The distribution is payable on November 14, 2022, to unitholders of record at the close of business on November 4, 2022.

This release serves as a qualified notice to nominees under Treasury Regulation Section 1.1446-4(b). Please note that 100% of Green Plains Partners’ distributions to foreign investors are attributable to income that is effectively connected with a U.S. trade or business. Accordingly, all of the partnership’s distributions to foreign investors are subject to U.S. federal income tax withholding at the highest effective tax rate.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Green Plains Inc. Contacts
Investors: Phil Boggs | Executive Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com
Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com

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